     EXHIBIT 99.1
Filed by Midwest Banc Holdings, Inc.
Pursuant to Rule 425 under the Securities Act of 1933
Subject Company: Midwest Banc Holdings, Inc.
Registration No. 333-160985
Midwest Banc Holdings, Inc. Announces Successful Completion of Exchange Offer;
Results of Special Meeting of Holders of Series A Preferred Stock
     MELROSE PARK, Ill.—January 22, 2010—Midwest Banc Holdings, Inc. (NASDAQ: MBHI) (the “Company”), the holding company for Midwest Bank and Trust Company (the “Bank”), today announced the successful completion of its offer to exchange shares of its Common Stock for outstanding Depositary Shares, $25.00 liquidation amount per share, each representing a 1/100th fractional interest in a share of the Company’s Series A Noncumulative Redeemable Convertible Perpetual Preferred Stock (the “Series A Preferred Stock”), that commenced on December 3, 2009 (the “Exchange Offer”).
     “We appreciate the support and confidence of our depositary shareholders. Thanks to their votes and tenders, we have finished a very important part of our overall capital restructuring,” Midwest CEO Roberto R. Herencia said.
     “Since my arrival in May 2009, our vision for Midwest has been to build a new foundation to support its long term growth and profitability. With the Exchange Offer completed we are closer to realizing that vision. This successful Exchange Offer builds upon prior positive developments in our efforts to strengthen our financial position, such as the previously disclosed forbearance agreement with our primary lender, our advanced discussions with the U.S. Treasury regarding converting its preferred shares in the Company into common equity, and our ongoing discussions with prospective investors in an effort to raise additional equity capital. While we know that much challenging work remains ahead, I and the rest of our team will devote all of our efforts to successfully complete the remainder of our capital plan.”
     Results of the Exchange Offer. The Company has accepted for exchange all of the 1,414,441 Depositary Shares, representing approximately 82.0% of the 1,725,000 Depositary Shares outstanding prior to the Exchange Offer, that were validly tendered and not withdrawn as of 5:00 p.m., New York City time, on January 21, 2010, the expiration date for the Exchange Offer. Approximately 10.0 million shares of the Company’s Common Stock will be issued upon settlement of the Exchange Offer. The Company expects that settlement of the Exchange Offer will occur on January 25, 2010, with the shares of Common Stock issued in the Exchange Offer to be held in the voting trust and released on January 26, 2010, as further described in the prospectus for the Exchange Offer.

     In the aggregate, the Exchange Offer will result in the retirement of Depositary Shares with an aggregate liquidation preference of approximately $35.4 million. Following settlement of the Exchange Offer, 310,559 Depositary Shares with an aggregate liquidation preference of approximately $7.8 million will remain outstanding. The Exchange Offer is expected to generate approximately $35.4 million of additional common equity.
     Results of the Special Meeting. The Company also announced today that the holders of its Depositary Shares had approved by the requisite number of votes all proposals submitted for approval at the special meeting of the holders of Series A Preferred Stock held on January 21, 2010. These approved proposals include proposals to amend the Company’s charter to eliminate certain rights with respect to dividends on the Series A Preferred Stock and the election of directors and the proposal to authorize the issuance of senior preferred stock to the U.S. Treasury, should such transaction be consummated, as further described in the prospectus for the Exchange Offer and related Depositary Shares proxy statement. The proposals to eliminate the Series A Preferred Stock rights regarding dividends and the election of directors remain subject to approval by the Company’s common stockholders.
About Midwest
     We are the holding company for Midwest Bank and Trust Company, a half century old community bank with $3.5 billion in assets at September 30, 2009. We have two principal operating subsidiaries; Midwest Bank and Trust Company and Midwest Financial and Investment Services, Inc. Midwest Bank has 26 locations serving the diverse needs of both urban and suburban Chicagoland businesses and consumers through its Commercial Banking, Wealth Management, Corporate Trust and Retail Banking areas.
Additional Information Regarding the Exchange Offer
     The Company has filed a Registration Statement on Form S-4 with the SEC for the Exchange Offer to which this communication relates. You can access important materials related to the Exchange Offer, including the prospectus relating to the Exchange Offer in that Registration Statement, as supplemented by the prospectus supplement, and other documents the Company has filed with the SEC for more complete information about the Company and the Exchange Offer. You can access these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov or at http://www.morrowco.com/midwest.htm and from Morrow & Co., LLC, the information agent, at (800) 483-1314 or, for banks and brokerage firms, at (203) 658-9400.
     This press release is not an offer to sell, purchase or exchange or a solicitation of acceptance of an offer to sell, purchase or exchange any security of the Company, which may be made only pursuant to the terms of the prospectus as supplemented by the prospectus supplement and related letter of transmittal, as applicable. This press release is not a solicitation of a proxy or voting instruction related to any meeting of the securityholders of the Company.
Forward-Looking Statements
     This press release contains certain “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities

Exchange Act of 1934, as amended. These include statements as to expectations regarding the Company’s Capital Plan, the Exchange Offer and any other statements regarding the Company’s expectations or future results, plans or strategies. The Company’s ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. These statements should be reviewed in conjunction with the Company’s Annual Report on Form 10-K, including the information under “Risk Factors” therein, its Quarterly Reports on Form 10-Q and other publicly available information filed by the Company regarding the Company. Such publicly available information sets forth certain risks and uncertainties related to the Company’s business that could cause actual results to differ from those set forth in the forward-looking statements or that could have a material effect on the operations and future prospects of the Company, and should be considered in evaluating forward-looking statements contained herein.
Contacts:
Midwest Banc Holdings, Inc.
John B. Pelling, III,
708-498-2013
Vice President — Investor Relations
IR@midwestbank.com
Media
Chris Robling, 312-658-0445
crobling@jaynethompson.com